Exhibit 21

Direct and Indirect Subsidiaries of the Registrant

I.	The Hanover Insurance Group, Inc. (Delaware)
A.	Opus Investment Management, Inc. (Massachusetts)
a.	The Hanover Insurance Company (New Hampshire)
1.	Citizens Insurance Company of America (Michigan)
a. Citizens Management Inc. (Delaware)
2.	Allmerica Financial Benefit Insurance Company (Michigan)
3.	Allmerica Plus Insurance Agency, Inc. (Massachusetts)
4.	The Hanover American Insurance Company (New Hampshire)
5.	Hanover Texas Insurance Management Company, Inc. (Texas)
6.	Citizens Insurance Company of Ohio (Ohio)
7.	Citizens Insurance Company of the Midwest (Indiana)
8.	The Hanover New Jersey Insurance Company (New Hampshire)
9.	Massachusetts Bay Insurance Company (New Hampshire)
10.	Allmerica Financial Alliance Insurance Company (New Hampshire)
11.	Professionals Direct, Inc. (Michigan)
a. Professionals Direct Insurance Company (Michigan)
b. Professionals Direct Insurance Services, Inc. (Michigan)
c. Professionals Direct Finance, Inc. (Michigan)
d. Professional Direct Statutory Trust II (Delaware)
12.	Verlan Fire Insurance Company (Maryland)
13.	The Hanover National Insurance Company (New Hampshire)
b.	Citizens Insurance Company of Illinois (Illinois)
B.	First Allmerica Financial Life Insurance Company (Massachusetts)
a.	440 Lincoln Street Holding Company, LLC (Massachusetts)
C.	Allmerica Funding Corp. (Massachusetts)
D.	VeraVest Investments, Inc. (Massachusetts)
E.	AFC Capital Trust I (Delaware)
F.	Verlan Holdings, Inc. (Maryland)
a.	Coatings Industry Services, Inc. (Virginia)
b.	Verlan Consulting, Inc. (Maryland)
G.	AIX Holdings, Inc. (Delaware)
a.	Nova American Group, Inc. (New York)
1.	Nova Insurance Group, Inc. (Delaware)
a. Professional Underwriters Agency, Inc. (Florida)
2.	Nova Casualty Company (New York)
a. AIX Specialty Insurance Company (Delaware)
3.	Nova Alternative Risk, LLC (New York)
b. AIX, Inc. (New York)